EX-10.52

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                           NU SKIN ENTERPRISES, INC.,

                          NU SKIN UNITED STATES, INC.,

                                       AND

                                NU SKIN USA, INC.

                                  March 8, 1999
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                                TABLE OF CONTENTS

                                                                            Page

1.       Definitions......................................................... 1

2.       Basic Transaction................................................... 5
         2.1      Purchase of the Acquired Assets............................ 5
         2.2      Purchase Price Determination............................... 5

3.       The Escrow Amount; Purchase Price Adjustments; Net Liabilities ..... 6
         3.1      Draft Closing Date Balance Sheet........................... 7
         3.2      Objections to Draft Closing Date Balance Sheet;
                       Appointment of "Big 5" Accounting Firm................ 7
         3.3      Work Papers................................................ 7
         3.4      Adjustment to Escrow Amount................................ 7

4.       Closing; Closing Deliveries......................................... 8
         4.1      Nu Skin USA Deliveries..................................... 8
         4.2      Nu Skin Enterprises Deliveries............................. 8
         4.3      Nu Skin United States Deliveries........................... 9

5.       Representations and Warranties of Nu Skin USA....................... 9
         5.1      Organization of Nu Skin USA................................ 9
         5.2      Authorization of Transaction............................... 9
         5.3      Non-contravention.......................................... 9
         5.4      Brokers' Fees.............................................. 9
         5.5      Title to Acquired Assets...................................10
         5.6      Undisclosed Liabilities; Subsequent Events.................10
         5.7      Legal Compliance...........................................10
         5.8      Intellectual Property......................................11
         5.9      Tangible Assets............................................12
         5.10     Inventory..................................................12
         5.11     Acquired Contracts.........................................12
         5.12     Insurance..................................................12
         5.13     Litigation.................................................13
         5.14     Product Warranty...........................................13
         5.15     Product Liability..........................................13
         5.16     Employees..................................................13
         5.17     Employee Benefits..........................................13
         5.18     Environment, Health, and Safety Matters....................14
         5.19     Disclosure.................................................15

6.       Representations and Warranties of the Nu Skin Entities..............15
         6.1      Organization of the Nu Skin Entities.......................15
         6.2      Authorization of Transaction...............................15
         6.3      Non-contravention..........................................15
         6.4      Brokers' Fees..............................................15
         6.5      Disclosure.................................................15
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                            TABLE OF CONTENTS cont'd

                                                                            Page

7.       Indemnification.....................................................15
         7.1      Nu Skin USA's Indemnification Obligation;
                           Indemnification Limitation Agreement..............15
         7.2      Nu Skin Entities' Indemnification Obligation;..............16
         7.3      Damages....................................................16
         7.4      Notice of Claim............................................16

8.       Miscellaneous.......................................................17
         8.1      Survival of Representations and Warranties.................17
         8.2      Press Releases and Public Announcements....................17
         8.3      No Third-Party Beneficiaries...............................17
         8.4      Entire Agreement...........................................17
         8.5      Assignment.................................................17
         8.6      Counterparts...............................................17
         8.7      Headings...................................................17
         8.8      Notices....................................................18
         8.9      Governing Law..............................................18
         8.10     Amendments and Waivers.....................................18
         8.11     Severability...............................................19
         8.12     Expenses...................................................19
         8.13     Construction...............................................19
         8.14     Incorporation of Recitals, Exhibits, and Schedules.........19
         8.15     Specific Performance.......................................19
         8.16     Submission to Jurisdiction.................................19
         8.17     Bulk Sales and Transfer Laws...............................20

ATTACHED EXHIBITS AND SCHEDULES:

EXHIBIT "A"       --  EXCLUDED ASSETS
EXHIBIT "B"       --  ACQUIRED CONTRACTS
EXHIBIT "C"       --  ASSUMED LIABILITIES
EXHIBIT "D"       --  FORM OF BILL OF SALE AND ASSIGNMENT EXHIBIT
EXHIBIT "E"       --  FORM OF INSTRUMENT OF ASSUMPTION OF LIABILITIES
EXHIBIT "F"       --  FORM OF INDEMNIFICATION LIMITATION AGREEMENT
EXHIBIT "G"       --  FORM OF LEGAL OPINION OF HOLLAND & HART, L.L.P.
EXHIBIT "H"       --  ALLOCATION OF PURCHASE PRICE
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DISCLOSURE SCHEDULE

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is entered into effective as of March 8, 1999, by and among Nu Skin Enterprises, Inc., a Delaware corporation ("Nu Skin Enterprises"), Nu Skin United States, Inc., a Delaware corporation ("Nu Skin United States"), and Nu Skin USA, Inc., a
Delaware corporation ("Nu Skin USA"). Nu Skin Enterprises and Nu Skin United States are sometimes referred to herein, collectively, as the "Nu Skin Entities." Nu Skin Enterprises, Nu Skin United States, and Nu Skin USA are referred to herein, collectively, as the "Parties" and, individually, as a "Party."

                                    RECITALS

         WHEREAS, this Agreement contemplates a transaction in which (i) Nu Skin United States will purchase from Nu Skin USA certain of its assets (defined in this Agreement as the "Non-Securities Acquired Assets") in exchange for the assumption by Nu Skin United States of certain of Nu Skin USA's liabilities (defined in this Agreement, collectively, as the "Assumed Liabilities," as set forth in Section 2.2.1 below), and (ii) Nu Skin Enterprises will purchase for cash from Nu Skin USA certain shares of Nu Skin Enterprises' Class A Common Stock (defined in this Agreement as the "Class A Shares," as set forth in Section 2.1.2 below) owned by Nu Skin USA.

         NOW THEREFORE, in consideration of the mutual premises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

1.       Definitions.

         "Acquired Assets" has the meaning set forth in Section 2.1.3 below.

         "Acquired Contracts" has the meaning set forth in Section 2.1.1 below.

         "Affiliates"  means (a) Merasoft LLC, a Utah limited liability company;
(b) Scrub Oak Ltd., a Utah limited partnership; (c) Aspen Investments Ltd., a Utah limited partnership, and (d) any other affiliated entity other than Nu Skin Enterprises and its subsidiaries.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a).

         "Assumed Liabilities" has the meaning set forth in Section 2.2.1 below.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Bill of Sale and Assignment" means the Bill of Sale and Assignment in the form attached hereto as Exhibit "D".
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         "Cash" means cash and cash equivalents (including marketable securities and short -term investments) calculated in accordance with generally accepted accounting principles applied on a consistent basis.

         "Class A Common  Stock"  has the  meaning  set forth in  Section  2.1.2 below.

         "Class A Purchase Price" has the meaning set forth in Section 2.2.2 below.

         "Class A Shares" has the meaning set forth in Section 2.1.2 below.

         "Closing" has the meaning set forth in Section 2.3 below.

         "Closing Date Balance Sheet" has the meaning set forth in Section 3.2 below.

         "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Controlled Group" has the meaning set forth in Code Section 1563.

         "Damages" has the meaning set forth in Section 5.1 below.

         "Disclosure Schedule" has the meaning set forth in Section 3 below.

         "Employee Benefit Plan" means any (a) non-qualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multi-employer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

         "Employee  Pension  Benefit  Plan" has the  meaning  set forth in ERISA
Section 3(2).

         "Employee  Welfare  Benefit  Plan" has the  meaning  set forth in ERISA
Section 3(1).

         "Environmental,   Health,  and  Safety  Requirements"  shall  mean  all
federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating
to  the  presence,  use,  production,   generation,  handling,   transportation,
treatment,  storage,  disposal,  distribution,  labeling,  testing,  processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now or hereafter in effect.
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         "ERISA" means the Employee  Retirement  Income Security Act of 1974, as
amended.

         "ERISA Affiliate" means each entity that is treated as a single employer with Nu Skin USA for purposes of Code Section 414.

         "Escrow" has the meaning set forth in Section 3.2 below.

         "Escrow Agent" means U.S. Bank National Association, a national banking association.

         "Escrow Agreement" means the Escrow Agreement dated of even date herewith entered into by an among Nu Skin Enterprises, Nu Skin USA, the stockholders who executed the signature page thereto, and the Escrow Agent.

         "Escrow Amount" has the meaning set forth in Section 3 below.

         "Excluded Assets" has the meaning set forth in Section 2.1.1 below.

         "Existing Agreements" has the meaning set forth in Section 2.2.1 below.

         "Fiduciary" has the meaning set forth in ERISA Section 3(21).

         "Indemnification Limitation Agreement" means the Indemnification Limitation Agreement entered into by and among Nu Skin Enterprises, Nu Skin
United States, Nu Skin USA, Big Planet, Inc., a Utah corporation, and the individuals indicated therein, the form of which is attached hereto as Exhibit "F".

         "Indemnitees" has the meaning set forth in Section 5.1 below.

         "Instrument of Assumption" means the Instrument of Assumption in the form attached hereto as Exhibit "E".

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

         "Knowledge" means actual knowledge after reasonable investigation.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Multi-employer Plan" has the meaning set forth in ERISA Section 3(37).

         "NSE Indemnitees" has the meaning set forth in Section 7.1 below.

         "NSUSA Indemnitees" has the meaning set forth in Section 7.2 below.

         "Net Liabilities" means the excess of the Assumed Liabilities over the book value of the Non-Securities Acquired Assets, as determined from Nu Skin USA's Closing Date Balance Sheet.

         "Non-Securities  Acquired  Assets" has the meaning set forth in Section
2.1.1 below.

         "Nu Skin Enterprises" has the meaning set forth in the preface above.

         "Nu Skin Entities" has the meaning set forth in the preface above.

         "Nu  Skin USA  Intellectual  Property"  has the  meaning  set  forth in
Section 5.8.1 below.

         "Nu Skin International" means Nu Skin International, Inc., a Utah corporation.

         "Nu Skin United States" has the meaning set forth in the preface above.

         "Nu Skin USA" has the meaning set forth in the preface above.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Parties" and "Party" have the meanings set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

         "Purchase Price" has the meaning set forth in Section 2.2.3 below.

         "Reportable Event" has the meaning set forth in ERISA Section 4043.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.       Basic Transaction.

         2.1      Purchase of the Acquired Assets.

                  2.1.1 Purchase of the Non-Securities Acquired Assets. In exchange for the assignment and assumption by Nu Skin United States of the
Assumed Liabilities, on and subject to the terms and conditions of this Agreement, Nu Skin United States agrees to purchase and acquire from Nu Skin USA, and Nu Skin USA agrees to sell, transfer, convey, assign, and deliver to Nu Skin United States, all of its right, title and interest in and to all of the assets of Nu Skin USA (except for the excluded assets listed on Exhibit "A" attached hereto and the contracts not expressly assumed (collectively, the "Excluded Assets" and except for the Class A Shares, which are addressed in
Section 2.1.2 below), of whatever kind or nature whatsoever, including, but not limited to, (a) all leasehold improvements, (b) all equipment, (c) all inventory, (d) the name "Nu Skin USA" and all derivations thereof, (e) all intellectual property used by Nu Skin USA in its business that is not licensed to it by Nu Skin International, (f) all promotional and marketing materials related to Nu Skin USA's business, and (g) the contracts and agreements specifically listed on Exhibit "B" attached hereto, each of which is directly related to Nu Skin USA's business of network marketing Nu Skin International's personal care and nutritional products (collectively, the "Acquired Contracts"). No other contracts or agreements of Nu Skin USA other than the Acquired
Contracts are being acquired by Nu Skin United States (nor is Nu Skin Enterprises acquiring any of Nu Skin USA's contracts or agreements pursuant to this Agreement). Furthermore, the Parties understand and agree that neither Nu Skin Enterprises nor Nu Skin United States is hereby acquiring any liability to, for, or in connection with Big Planet, Inc. The Parties specifically understand and agree that all of Nu Skin USA's operating assets are being acquired by Nu Skin United States pursuant to this Agreement, except for the Excluded Assets. The assets being purchased and acquired by Nu Skin United States, as identified in this Section 2.1.1, are referred to herein, collectively, as the "Non-Securities Acquired Assets."

                  2.1.2 Purchase of the Class A Shares. On and subject to the terms and conditions of this Agreement, Nu Skin Enterprises agrees to purchase at the Closing from Nu Skin USA, and Nu Skin USA agrees to sell, transfer, convey, assign, and deliver to Nu Skin Enterprises, in exchange for the Class A Purchase Price (as that term is defined in Section 2.2.2 below), all of Nu Skin USA's right, title, and interest in and to the six hundred twenty thousand one hundred fifty-eight (620,158) shares of Nu Skin Enterprises Class A Common Stock, $0.001 par value per share ("Class A Common Stock"), owned by Nu Skin USA (the "Class A Shares").

                  2.1.3 Acquired Assets. The Non-Securities Acquired Assets and the Class A Shares are referred to herein, collectively, as the "Acquired Assets."

         2.2      Purchase Price Determination.

                  2.2.1 Purchase Price for the Non-Securities Acquired Assets. On and subject to the terms and conditions of this Agreement and in exchange for the Non-Securities Acquired Assets, at the Closing Nu Skin United States agrees to assume and become solely responsible for the categories of liabilities and the contractual obligations of Nu Skin USA specifically set forth on Exhibit "C" attached hereto (collectively, the "Assumed Liabilities"). Under the heading "Contractual Obligations Assumed by Nu Skin United States" in Exhibit "C" attached hereto, the Parties have specifically listed each contract and agreement that is being assumed by Nu Skin United States pursuant to this Agreement (which contractual obligations are deemed to be part of the Assumed Liabilities), and no other contractual obligation of Nu Skin USA of any type whatsoever is being assumed by Nu Skin United States except as so listed in Exhibit "C" attached hereto. Notwithstanding the provisions of this Agreement, the Parties hereby acknowledge and reaffirm (a) the Tax Sharing and Indemnification Agreement dated December 31, 1997 and entered into by and among Nu Skin International, Nu Skin USA, and their respective shareholders, (b) the Assumption of Liabilities and Indemnification Agreement dated effective as of December 31, 1997 and entered into by and between Nu Skin International and 252nd Shelf Corporation, a Delaware corporation (now known as "Nu Skin USA, Inc."), and (c) the Employee Benefits Allocation Agreement (undated) entered into by and between Nu Skin International and Nu Skin USA (collectively, the "Existing Agreements"), and specifically acknowledge and agree that the Existing Agreements are not included within the Assumed Liabilities. The Existing Agreements shall remain in full force and effect as originally executed and are not being terminated, modified, or amended by this Agreement. The Parties understand and agree that, except for the Assumed Liabilities, neither Nu Skin United States nor Nu Skin Enterprises (or any of their respective affiliates) is or will become liable or responsible for any other Liabilities or obligations of Nu Skin USA pursuant to this Agreement. As set forth above, the purchase price for the Non-Securities Acquired Assets shall be the assumption by Nu Skin United States of the Assumed Liabilities. The aggregate purchase price for all of the Non-Securities Acquired Assets is referred to herein as the "Non-Securities Purchase Price."

                  2.2.2 Purchase Price for the Class A Shares. The purchase price for the Class A Shares shall be Eight Million Six Hundred Eighty-Two Thousand Two Hundred Twelve Dollars ($8,682,212) (the "Class A Purchase Price"). The Class A Purchase Price will be paid by Nu Skin Enterprises by wire transfer or delivery of other immediately available funds to Nu Skin USA at the Closing as follows: (a) Five Million Six Hundred Eighty-Two Thousand Two Hundred Twelve ($5,682,212) to Nu Skin USA and (b) Three Million Dollars ($3,000,000) (which amount is defined in Section 3 below as the "Escrow Amount") to the Escrow Agent pursuant to the Escrow Agreement.

                  2.2.3 Purchase Price. The Non-Securities Purchase Price and the Class A Purchase Price are referred to herein, collectively, as the "Purchase Price."

                  2.2.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets as of the date of the Closing in accordance with Exhibit "H" attached hereto. Any subsequent adjustments to the sum of the Purchase Price shall be reflected in the allocation hereunder in a manner consistent with Treasury Regulation Section 1.1060-1T(f). For all Tax purposes, the Parties agree to report the transactions contemplated in this Agreement in a manner consistent with the terms of this Agreement, including the allocation set forth in Exhibit "H" attached hereto, and that none of them will take any position inconsistent therewith in any Tax return, Tax refund claim, litigation, or otherwise.

3. The Escrow Amount; Purchase Price Adjustments; Net Liabilities. As set forth in Section 2.2.2 above, upon the execution of this Agreement by each of the Parties, Nu Skin Enterprises will deliver Three Million Dollars ($3,000,000) of the Class A Purchase Price (the "Escrow Amount") to the Escrow Agent for deposit into the Escrow pursuant to the terms of the Escrow Agreement. As set forth below in this Section 3 and in the Escrow Agreement, the Purchase Price shall be subject to downward adjustment on a dollar for dollar basis to the extent the Net Liabilities of Nu Skin USA, as indicated in the Closing Date Balance Sheet (as that term is defined in Section 3.2 below) exceeded One Million Dollars ($1,000,000). Such downward adjustment shall be effected by disbursements of funds from the Escrow Amount in accordance with the Escrow Agreement. As further provided in the Escrow Agreement, the Purchase Price may further be adjusted by the amount of any adjustments provided for in the Foreign Entity Stock Purchase Agreement(s) (as such term is defined in the Escrow Agreement). If any conflict exists between this Agreement and the Escrow Agreement regarding the adjustment of the Purchase Price by disbursements from the Escrow Amount or other disbursements from the Escrow, the Escrow Agreement shall govern and control.

         3.1 Draft Closing Date Balance Sheet. Within sixty (60) days after the date of the Closing, Nu Skin USA will prepare and deliver to Nu Skin Enterprises and the Escrow Agent a draft unaudited consolidated balance sheet (the "Draft Closing Date Balance Sheet") of Nu Skin USA as of the date of the Closing (determined on a pro forma basis as though the Parties had not consummated the transactions contemplated by this Agreement). Nu Skin USA will prepare the Draft Closing Date Balance Sheet in accordance with generally accepted accounting principles applied on a basis consistent with the preparation of Nu Skin USA's December 31, 1998 balance sheet; provided, however, that assets, liabilities, gains, losses, revenues, and expenses in interim periods or as of dates other than year-end (which normally are determined through the application of so-called interim accounting conventions or procedures) will be determined, for purposes of the Draft Closing Date Balance Sheet, through full application of the procedures used in preparing Nu Skin USA's December 31, 1998 balance sheet.

         3.2 Objections to Draft Closing Date Balance Sheet; Appointment of "Big 5" Accounting Firm. If Nu Skin Enterprises has any objections to the Draft Closing Date Balance Sheet, it shall deliver a detailed statement describing its objections to Nu Skin USA and the Escrow Agent within thirty (30) days after receiving the Draft Closing Date Balance Sheet. Nu Skin Enterprises and Nu Skin USA will then use reasonable efforts to resolve any such objections themselves. If Nu Skin Enterprises and Nu Skin USA do not agree on a final resolution of such objections within thirty (30) days after Nu Skin USA receives Nu Skin Enterprises's statement describing its objections, Nu Skin Enterprises shall appoint one of the so-called "Big 5" national accounting firms to resolve any remaining objections to the Draft Closing Date Balance Sheet; provided, however, that the "Big 5" accounting firm so appointed shall not at that time be engaged by Nu Skin Enterprises to provide it with auditing services (the "'Big 5' Accountant"). The appointment of the "Big 5" Accountant by Nu Skin Enterprises, as provided by this Section 3.2, and the determinations and conclusions of the "Big 5" Accountant pursuant hereto, shall be conclusive and binding upon the Parties. Nu Skin USA will revise the Draft Closing Date Balance Sheet, as appropriate, to reflect the resolution of any objections thereto pursuant to this Section 3.2. For purposes of this Agreement, the term "Closing Date Balance Sheet" shall mean the Draft Closing Date Balance Sheet together with any revisions made thereto by Nu Skin USA pursuant to this Section 3.2. In the event Nu Skin Enterprises and Nu Skin USA submit any unresolved objections to the Draft Closing Balance Sheet to the "Big 5" Accountant for resolution as provided above in this Section 3.2, Nu Skin Enterprises and Nu Skin USA will share equally the fees and expenses of the "Big 5" Accountant.

         3.3 Work Papers. Nu Skin USA will make the work papers and back-up materials used in preparing the Draft Closing Date Balance Sheet available to Nu Skin Enterprises and its representatives and to the "Big 5" Accountant at reasonable times and upon reasonable notice at any time during (i) the preparation by Nu Skin USA of the Draft Closing Date Balance Sheet, (ii) the review by Nu Skin Enterprises and its representatives of the Draft Closing Date Balance Sheet, (iii) the discussion by Nu Skin Enterprises and Nu Skin USA of any objections Nu Skin Enterprises may have thereto, and (iv) the resolution by the "Big 5" Accountant of any unresolved objections to the Draft Closing Date Balance Sheet as set forth in Section 3.2 above.

         3.4 Adjustment to Escrow Amount. As set forth in the Escrow Agreement, if the Net Liabilities are more than One Million Dollars ($1,000,000), the Escrow Agent will promptly return to Nu Skin Enterprises the amount by which the Net Liabilities exceeded One Million Dollars ($1,000,000) in accordance with the provisions of the Escrow Agreement. Any such amount payable by the Escrow Agent to Nu Skin Enterprises pursuant to this Section 3.4 shall be paid by the Escrow Agent pursuant to the terms of the Escrow Agreement. There shall be no adjustment to the Escrow Amount for any amount by which the Net Liabilities are less than One Million Dollars ($1,000,000).

4. Closing; Closing Deliveries. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place effective as set forth in the preface above. At the Closing, each Party shall make the following deliveries:

         4.1      Nu Skin USA Deliveries.

                  4.1.1 At the Closing, Nu Skin USA will deliver to Nu Skin Enterprises the following certificates, instruments, and documents:

                             4.1.1.1 the original certificate(s)  evidencing the
Class A Shares properly endorsed for transfer or accompanied by a stock power(s) executed in blank and properly guaranteed with a Medallion guarantee;

                             4.1.1.2  an   originally   executed   copy  of  the
Indemnification Limitation Agreement;

                             4.1.1.3 a legal opinion of Holland & Hart,  L.L.P.,
counsel to Nu Skin USA, substantially in the form of Exhibit "G" attached hereto; and

                             4.1.1.5 such other  documents and instruments as Nu
Skin Enterprises or its counsel reasonably may request.

                  4.1.2 At the Closing, Nu Skin USA will deliver to Nu Skin United States the following certificates, instruments, and documents:

                             4.1.2.1 a Bill of Sale and Assignment substantially
in the form of Exhibit "D" attached hereto; and

                             4.1.2.2 such other  documents and instruments as Nu
Skin Enterprises or its counsel reasonably may request.

         4.2      Nu Skin Enterprises Deliveries.

                  4.2.1 At the Closing, Nu Skin Enterprises will deliver to Nu Skin USA the following certificates, instruments, and documents:

                             4.2.1.1 Five Million Six Hundred Eighty-Two Thouand
One Hundred Ninety-Eight Million Dollars ($5,682,198) of the Class A Purchase Price, as indicated in Section 2.2.2 above; and

                             4.2.1.2 such other  documents and instruments as Nu
Skin USA or its counsel reasonably may request.

                  4.2.1 At the Closing, Nu Skin Enterprises will deliver to the Escrow Agent the following certificates, instruments, and documents:

                             4.2.1.1 Three Million  Dollars  ($3,000,000) of the
Class A Purchase Price, as indicated in Section 2.2.2 above; and

                             4.2.1.2 such other  documents and instruments as Nu
Skin USA or its counsel reasonably may request.

         4.3      Nu Skin United States Deliveries.

                  4.3.1 At the Closing, Nu Skin United States will deliver to Nu Skin USA the following certificates, instruments, and documents:

                             4.3.1.1  an   originally   executed   copy  of  the
Instrument of Assumption substantially in the form of Exhibit "E" attached hereto; and

                             4.3.1.2 such other  documents and instruments as Nu
Skin USA or its counsel reasonably may request.

5. Representations and Warranties of Nu Skin USA. Nu Skin USA represents and warrants to each of the Nu Skin Entities that the statements contained in this
Section 5 are correct and complete as of the effective date of this Agreement, except as set forth in Nu Skin USA's disclosure schedule attached to this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 5.

         5.1 Organization of Nu Skin USA. Nu Skin USA is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and to our knowledge, is duly qualified to do business in all states where its activities or assets would require such qualification.

         5.2 Authorization of Transaction. Nu Skin USA has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Board of Directors of Nu Skin USA, and, if required, Nu Skin USA's stockholders, have duly authorized the execution, delivery, and performance of this Agreement by Nu Skin USA. This Agreement constitutes the valid and legally binding obligation of Nu Skin USA, enforceable in accordance with its terms and conditions.

         5.3 Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Nu Skin USA is subject or any provision of the charter or bylaws of Nu Skin USA or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Nu Skin USA is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Nu Skin USA is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

         5.4 Brokers' Fees. Nu Skin USA has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which either of the Nu Skin Entities could become liable or obligated.

         5.5 Title to Acquired Assets. Nu Skin USA has good and marketable title to, or a valid leasehold interest in, the Acquired Assets, free and clear of all Security Interests or restrictions on transfer, except restrictions under applicable federal and state securities laws, rules, and regulations.

         5.6 Undisclosed Liabilities; Subsequent Events. Nu Skin USA does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of Nu Skin USA's December 31, 1998 balance sheet (rather than in any notes thereto) and (ii) Liabilities that have arisen after December 31, 1998 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law). Since December 31, 1998, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Nu Skin USA. Without limiting the generality of the foregoing, since that date:

                  5.6.1 Nu Skin USA has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  5.6.2 Nu Skin USA has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligations either involving more than Ten Thousand Dollars ($10,000) singly or Ten Thousand Dollars ($10,000) in the aggregate;

                  5.6.3 Nu Skin USA has not delayed or postponed the payment of accounts payable and other liabilities or incurred any accounts payable or other liabilities outside the Ordinary Course of Business;

                  5.6.4 Nu Skin USA has not granted any license or sublicense of any rights under or with respect to any Intellectual Property or the Nu Skin USA Intellectual Property;

                  5.6.5 Nu Skin USA has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                  5.6.6 Nu Skin USA has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                  5.6.7 Nu Skin USA has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  5.6.8 there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Nu Skin USA; and

                  5.6.9 Nu Skin USA has not committed to any of the foregoing.

         5.7 Legal Compliance. Except for any failures to comply that would not have a material adverse effect on the business of the Nu Skin Entities, taken as a whole, Nu Skin USA and its predecessors have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         5.8      Intellectual Property.

                  5.8.1 Nu Skin USA Intellectual Property. Nu Skin USA owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property not owned or licensed to it by Nu Skin International that is necessary or desirable for the operation of its business as presently conducted and as presently proposed to be conducted (collectively, the "Nu Skin USA Intellectual Property"). Each such item of Intellectual Property owned or used by Nu Skin USA immediately prior to the Closing will be owned or available for use by the Nu Skin Entities on identical terms and conditions immediately subsequent to the Closing. Nu Skin USA has taken all necessary and desirable action to maintain and protect each such item of Intellectual Property that it owns or uses.

                  5.8.2 No  Interference.  None of the Nu Skin USA  Intellectual
Property has interfered with, infringed upon, or misappropriated, and currently does not interfere with, infringe upon, misappropriate, or otherwise conflict with any Intellectual Property rights of any third parties, and none of the directors and officers (and employees with responsibility for Intellectual Property matters) of Nu Skin USA have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Nu Skin USA must license or refrain from using any Intellectual Property rights of any third party). In addition, to the Knowledge of any of the directors and officers (and employees with responsibility for Intellectual Property matters) of Nu Skin USA,
(a) no third party has ever interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Nu Skin

USA, including, but not limited to, the Intellectual Property rights licenced to it by Nu Skin International, (b) no third party is currently interfering with, infringing upon, misappropriating, or otherwise conflicting with any Intellectual Property rights of Nu Skin USA, including, but not limited to, the Intellectual Property rights licenced to it by Nu Skin International, and (c) none of the Intellectual Property owned by or licensed to Nu Skin USA by Nu Skin International infringes the Intellectual Property rights of any third-party or any of the Nu Skin Intellectual Property.

                  5.8.3 Intellectual Property Owned or Licensed from Third-Parties. Section 5.8.3 of the Disclosure Schedule identifies each item of Intellectual Property (other than Intellectual Property that is or previously was licensed from Nu Skin International) owned by, licensed to, or used by Nu Skin USA in its business and, except as identified on Section 5.8.3 of the Disclosure Schedule, Nu Skin USA does not own, license, or use any other Intellectual Property in its business. Section 5.8.3 of the Disclosure Schedule also identifies each pending application or registration with respect to any of the Intellectual Property identified on Section 5.8.3 of the Disclosure Schedule and identifies each license, agreement, or other permission that has been granted to Nu Skin USA with respect to any of its Intellectual Property (other than Intellectual Property that is or previously was licenced from Nu Skin International). Nu Skin USA has delivered to the Nu Skin Entities correct and complete copies of all documentation evidencing all such Intellectual Property and all such applications, registrations, licenses, agreements, and permissions (as amended to date) and has made available to the Nu Skin Entities correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 5.8.3 of the Disclosure Schedule also identifies each trade name or unregistered trademark used by Nu Skin USA in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 5.8.3 of the Disclosure Schedule:

                             5.8.3.1 Nu Skin USA possesses all right, title, and
interest in and to the item, free and clear of any Security Interest or other restriction (other than any license regarding such Intellectual Property from a third-party);

                             5.8.3.2 the item is not subject to any  outstanding
injunction, judgment, order, decree, ruling, or charge;

                             5.8.3.3  no  action,  suit,  proceeding,   hearing,
investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the directors and officers (and employees with responsibility for Intellectual Property matters) of Nu Skin USA, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

                             5.8.3.4 Nu Skin USA has never  agreed to  indemnify
any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  5.8.4 No Intellectual Property Licensed to Third-Parties. Nu Skin USA does not license or sublicense any Intellectual Property to any third-party.

                  5.8.5 No Knowledge of Obsolescence. None of the directors and officers (and employees with responsibility for Intellectual Property matters) of Nu Skin USA has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed that reasonably could be expected to supersede or make obsolete any product or process of Nu Skin USA.

         5.9 Tangible Assets. Nu Skin USA owns or leases all of the tangible assets used in its business. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         5.10 Inventory. All of the inventory is merchantable and fit for the purpose for which it was procured or manufactured, and none of the inventory is slow-moving, obsolete, damaged, or defective.

         5.11 Acquired Contracts. Nu Skin USA has delivered to Nu Skin United States a correct and complete copy of each of the Acquired Contracts. With respect to each Acquired Contract: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);
(iii) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under any of the Acquired Contracts; and (iv) no party has repudiated any provision of any of the Acquired Contracts.

         5.12 Insurance. Each of Nu Skin USA's insurance policies: (i) is legal, valid, binding, enforceable, and in full force and effect; (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);
(iii) is not in default, nor is any party thereto in breach thereof (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) has never been repudiated by any party thereto. Nu Skin USA has been covered during the past one (1) year by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

         5.13 Litigation. Section 5.13 of the Disclosure Schedule sets forth each instance in which Nu Skin USA (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the
Knowledge of any of the directors and officers (and employees with responsibility for litigation matters) of Nu Skin USA, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section
5.13 of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Nu Skin USA. None of the directors and officers (and employees with responsibility for litigation matters) of Nu Skin USA has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Nu Skin USA.

         5.14 Product Warranty. Nu Skin USA has not made any warranties with respect to any product sold or distributed by it other than the warranties, if any, allowed under the applicable license agreement with Nu Skin International. Nu Skin USA does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) for damages in connection with any products it has sold or distributed that were not acquired from Nu Skin International. In addition, as to products acquired by Nu Skin USA from Nu Skin International, to the Knowledge of any of the directors and officers (and employees with responsibility for product warranty matters) of Nu Skin USA, Nu Skin USA does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) for damages in connection with any such Nu Skin International product. No product sold or distributed by Nu Skin USA is subject to any guaranty or other indemnity.

         5.15 Product Liability. Other than products sold to Nu Skin USA by Nu Skin International, to the Knowledge of any of the directors or officers of Nu Skin USA, Nu Skin USA does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold or distributed by Nu Skin USA.

         5.16 Employees. To the Knowledge of any of the directors or officers (and employees with responsibility for employment matters) of Nu Skin USA, no executive, key employee, or group of employees has any plans to terminate employment with Nu Skin USA. Nu Skin USA is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Nu Skin USA has not committed any unfair labor practice. None of the directors or officers (and employees with responsibility for employment matters) of Nu Skin USA have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Nu Skin USA or of any violation of any anti-discrimination or harassment laws.

         5.17     Employee Benefits.

                  5.17.1 Section 5.17 of the Disclosure Schedule lists each Employee Benefit Plan that Nu Skin USA maintains or to which it contributes or has any obligation to contribute.

                  5.17.2 Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                  5.17.3 All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                  5.17.4 All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the date of the Closing that are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Nu Skin USA. All premiums or other payments for all periods ending on or before the date of the Closing have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                  5.17.5 With respect to each Employee Benefit Plan that Nu Skin USA or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                             5.17.5.1 There have been no Prohibited Transactions
with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the directors and officers (and employees with responsibility for employee benefits matters) of Nu Skin USA, threatened. None of the directors and officers (and employees with responsibility for employee benefits matters) of Nu Skin USA has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                  5.17.6 Nu Skin USA does not maintain and does not contribute to, nor has it ever maintained or contributed to, or ever has been required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

         5.18     Environmental, Health, and Safety Matters.

                  5.18.1 Nu Skin USA and its predecessors have complied and are in compliance with all Environmental, Health, and Safety Requirements.

                  5.18.2 Without limiting the generality of the foregoing, each of Nu Skin USA and its predecessors have obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

                  5.18.3 Neither Nu Skin USA nor any of its predecessors have received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liability or potential Liability (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                  5.18.4 Neither Nu Skin USA nor any of its predecessors have either expressly or by operation of law, assumed or undertaken any liability, including, without limitation, any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

         5.19 Disclosure.  The representations and warranties  contained in this
Section 5 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5 not misleading.

6. Representations and Warranties of the Nu Skin Entities. Each of the Nu Skin Entities represents and warrants to Nu Skin USA that the statements contained in this Section 6 are correct and complete as of the effective date of this Agreement.

         6.1 Organization of the Nu Skin Entities. Each of the Nu Skin Entities is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         6.2 Authorization of Transaction. Both of the Nu Skin Entities have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Nu Skin Entities, enforceable in accordance with its terms and conditions.

         6.3 Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either of the Nu Skin Entities is subject or any provision of its charter or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either of the Nu Skin Entities is a party or by which either of them is bound or to which any of their respective assets is subject. Neither of the Nu Skin Entities needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

         6.4 Brokers' Fees. Neither of the Nu Skin Entities has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Nu Skin USA could become liable or obligated.

         6.5 Disclosure.  The representations  and warranties  contained in this
Section 6 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 6 not misleading.

7.       Indemnification.

         7.1 Nu Skin USA's Indemnification Obligation; Indemnification Limitation Agreement. Nu Skin USA hereby agrees to indemnify and hold harmless each of the Nu Skin Entities and their respective shareholders, officers, directors, employees, agents, representatives, successors, and assigns (collectively, the "NSE Indemnitees") at all times from and after the date of the Closing against and in respect of any and all Damages (as that term is defined in Section 7.3 below), subject, however, to the limitations and restrictions set forth in the Indemnification Limitation Agreement. Notwithstanding the foregoing, the obligation of Nu Skin USA to indemnify the NSE Indemnitees for breaches of its representations and warranties set forth in
Section 5 hereof, shall terminate on the second anniversary of the date of this Agreement unless a claim for indemnification has been brought within such time by any of the NSE Indemnitees.

         7.2 Nu Skin Entities' Indemnification Obligations. The Skin Entities hereby agree to indemnify and hold harmless Nu Skin USA and its shareholders, officers, directors, employees, agents, representatives, successors, and assigns (collectively, the "NSUSA Indemnitees") at all times from and after the date of the Closing against and in respect of any and all Damages (as that term is defined in Section 7.3 below); provided, however, the Nu Skin Entities' obligation to indemnify the NSUSA Indemnitees for breaches of the Nu Skin Entities' representations and warranties set forth in Section 6 shall terminate on the second anniversary of the date of this Agreement unless a claim for indemnification has been brought within such time by any of the NSUSA Indemnitees.

         7.3 Damages. "Damages" shall include any claims, actions, demands, losses, costs, expenses, liabilities (whether joint or several), penalties, and damages, including counsel fees and expenses, incurred in investigating or in attempting to avoid the same or oppose the imposition thereof resulting to any of the NSE Indemnitees or the NSUSA Indemnitees, as applicable, from any of the following: (i) any misrepresentation or breach of any representation or warranty made by Nu Skin USA or the Nu Skin Entities, as applicable, in or under this Agreement or any other agreement executed in connection with the transactions contemplated hereby; (ii) any breach or default in the performance by Nu Skin USA or the Nu Skin Entities, as applicable, of any of their respective covenants to be performed by them under this Agreement or any agreement executed in connection with the transactions contemplated hereby; (iii) with respect to the NSE Indemnitees, any debts, liabilities, or obligations of Nu Skin USA, whether accrued, absolute, contingent, or otherwise, due or to become due, except for the Assumed Liabilities; (iv) with respect to the NSE Indemnitees, any claim affecting the Acquired Assets or any Liability of Nu Skin USA, other than the Assumed Liabilities, or any expense that is allowable against or incurred by any NSE Indemnitee because of Nu Skin USA's non-compliance with any applicable bulk sales or transfer law; or (v) with respect to the NSUSA Indemnitees, any liability accruing to any NSUSA Indemnitees relating to any Assumed Liabilities. In addition, Damages shall also include any amount by which the Net Liabilities of Nu Skin USA are in excess of One Million Dollars ($1,000,000), to the extent the Purchase Price has not been adjusted by the amount of such excess pursuant to Section 3 above.

                  7.3.1 Tax  Indemnification.  In addition to the  provisions of
Section 7.3 above, Nu Skin USA specifically agrees to indemnify each of the NSE Indemnitees from and against the entirety of any Damages that any of the NSE
Indemnitees may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Nu Skin USA for any Tax or any Tax Liability of Nu Skin USA that is not specifically included within the Assumed Liabilities.

        7.4 Notice of Claim. Promptly upon receipt of notice of any demand, assertion, claim, action, or proceeding (whether judicial or otherwise), with respect to any matter as to which Nu Skin USA has agreed to indemnify the NSE Indemnitees under the provisions of this Section 7 or the Nu Skin Entities have agreed to indemnify the NSUSA Indemnitees under this Section 7, the party entitled to indemnification will give prompt written notice thereof to the party owing the indemnification, together with the statement of such information respecting such demand, assertion, claim, action, or proceeding as such entitled to indemnification shall then have; provided, however, that neither party shall be relieved of liability hereunder for failure by the other party to promptly give such written notice, unless the party entitled to notice is materially prejudiced by such failure, in which case the party entitled to notice shall not be liable for any indemnification obligation under this Section 7 to the extent so prejudiced. If either party acknowledges any liability under this Section 7, that party shall contest and defend by all appropriate legal or other proceedings any demand, assertion, claim, action, or proceeding with respect to which it has been called upon to indemnify any persons under the provisions of this Section 7; provided, however, that: (i) notice of intention so to contest shall be delivered to the appropriate party within twenty (20) calendar days after the receipt by the indemnifying party of notice of the assertion of such demand, assertion, claim, action, or proceeding; (ii) the indemnifying party will pay all costs and expenses of such contest, including, without limitation, all attorneys' and accountants' fees, and the cost of any bond required by applicable law to be posted in connection with such contest; (iii) such contest shall be conducted by reputable attorneys employed by the indemnifying party (with the reasonable approval of the appropriate persons being indemnified at the indemnifying party's sole cost and expense, but the persons being indemnified shall have the right to participate in such proceedings and to be represented by attorneys of such person's own choosing, at its or their own cost and expense; (iv) if after such opportunity, the indemnifying party does not elect to assume the defense of any such proceeding, the indemnifying party shall be bound by the results obtained by the indemnified party, including, without limitation, any out-of-court settlement or compromise; and (v) the indemnifying party will not settle any claim without the prior written consent of the persons being indemnified, unless the settlement contains a complete and unconditional release of such persons being indemnified, and the settlement does not involve the imposition of any non-monetary relief on such persons.

8.       Miscellaneous.

         8.1   Survival  of   Representations   and   Warranties.   All  of  the
representations and warranties of the Parties contained in this Agreement shall survive the Closing.

         8.2 Press Releases and Public Announcements. Either Nu Skin Enterprises or Nu Skin United States may issue press releases or make any public announcements relating to the subject matter of this Agreement after the Closing without the prior written approval of the other Parties. Nu Skin USA shall not issue any press releases or make any public announcements relating to the subject matter of this Agreement without the prior written approval of the other Parties.

         8.3 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         8.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between and among the Parties and supersedes any prior understandings, agreements, or representations by, between, or among the Parties, whether written or oral, to the extent they related in any way to the subject matter hereof.

         8.5 Assignment. Except as provided below, no Party may assign (by operation of law, merger, or otherwise), license, sublicense, or otherwise transfer any of its rights or obligations under this Agreement to any other Person without obtaining the prior written consent of the other Parties; provided, however, that Nu Skin Enterprise and Nu Skin United States shall each be allowed to assign this Agreement or its rights and obligations hereunder without any prior consent of the other Parties.

         8.6 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

         8.7 Headings. The Section and subsection headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.8 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if given (i) personally, (ii) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below, (iii) telecopied to the intended recipient at the telecopy set forth below, or (iv) one business day after being sent by overnight courier and addressed to the intended recipient as set forth below:

    If to Nu Skin USA, to:             with a copy to:

    Nu Skin USA, Inc.                  Holland & Hart, L.L.P.
    75 West Center Street              215 South State Street, Suite 500
    Provo, Utah  84601                 Salt Lake City, Utah  84111
    Attention: Keith R. Halls          Attention: David R. Rudd, Esq.
    Fax No.: (801) 345-5999            Fax No.: (801) 364-9124

    If to Nu Skin Enterprises, to:     with a copy to:

    Nu Skin Enterprises, Inc.          LeBoeuf, Lamb, Greene & MacRae, L.L.P.
    75 West Center Street              1000 Kearns Building
    Provo, Utah  84601                 136 South Main Street
    Attention: M. Truman Hunt, Esq.    Salt Lake City, Utah 84101
    Fax No.: (801) 345-3099            Attention: Nolan S. Taylor, Esq.
                                       Fax No.: (801) 359-8256

    If to Nu Skin United States, to:   with a copy to:

    Nu Skin United States, Inc.        LeBoeuf, Lamb, Greene & MacRae, L.L.P.
    75 West Center Street              1000 Kearns Building
    Provo, Utah  84601                 136 South Main Street
    Attention: M. Truman Hunt, Esq.    Salt Lake City, Utah 84101
    Fax No.: (801) 345-3099            Attention: Nolan S. Taylor, Esq.
                                       Fax No.: (801) 359-8256

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.

         8.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         8.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         8.12 Expenses. Each of the Nu Skin Entities and Nu Skin USA will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         8.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         8.14 Incorporation of Recitals, Exhibits, and Schedules. The above Recitals and all Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         8.15 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 8.16 below), in addition to any other remedy to which it may be entitled, at law or in equity.

         8.16 Submission to Jurisdiction. Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in Salt Lake City or Provo, Utah, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Parties by sending or delivering a copy of the process to the Party or Parties to be served at the address and in the manner provided for the giving of notices in Section 8.8 above. Nothing in this Section 8.16, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

         8.17 Bulk Sales and Transfer Laws. Nu Skin United States acknowledges that Nu Skin USA will not comply with the provisions of any bulk sales or transfer laws of any state or jurisdiction in connection with the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement effective as of the date first above written.

                                   NU SKIN ENTERPRISES, INC.

                                   By:      /s/ Corey B. Lindley
                                   Name:    Corey B. Lindley
                                   Its:     Vice President

                                   NU SKIN UNITED STATES, INC.

                                   By:      /s/ Corey B. Lindley
                                   Name:    Corey B. Lindley
                                   Its:     Vice President

                                   NU SKIN USA, INC.

                                   By:      /s/ Keith Halls
                                   Name:    Keith Halls
                                   Its:     Vice President

                                   EXHIBIT "A"

                                 EXCLUDED ASSETS

         1. All of Nu Skin USA's accounts receivable from any of the Affiliates, as indicated on the face of its January 31, 1999 balance sheet.

         2. All of Nu Skin USA's investments in any of the Affiliates, as indicated on the face of its January 31, 1999 balance sheet.

         3. All of Nu Skin USA's cash as indicated on the face of its January 31, 1999 balance sheet in excess of $3,129,500.

         4. All contracts or agreements with, and all loans made to or guaranteed by, Nu Skin USA and any of its subsidiaries or any of the Affiliates.

         5. All tangible personal property of Nu Skin USA that is to be retained for personal use by the stockholders of Nu Skin USA as determined in good faith by Nu Skin United States, Nu Skin Enterprises and Nu Skin USA following the Closing.

         6. Leasehold improvements relating to an operations center of Big Planet, Inc.

                                   EXHIBIT "B"

                               ACQUIRED CONTRACTS

                               ACQUIRED CONTRACTS

         1. Personal Services Agreement dated November 1, 1998 by and between Nu Skin USA and Final Kick Marketing Group. Expires
                  November 1, 2000. Total contract amount is $220,000, plus travel expenses.

         2. Personal Services Agreement dated December 1, 1998 by and between Nu Skin USA and Carmen Dominicci. Expires November 30, 2000. Total contact amount is $95,000, plus expenses

         3. Personal Services Agreement dated August 25, 1998 by and between Nu Skin USA and Isaac Wilson (Stray Dogs). Expires August 9, 1999. Total contract amount is $11,000, plus expenses.

         4. Consulting Agreement (undated) by and between Nu Skin USA and Gibb Dyer. Contract amount is $4,000 per month through 1999.

         5. Consulting Agreement (undated) by and between Nu Skin USA and Suzanne Barnes. Contract amount is $500 per day in Utah, $750 per day outside of Utah , for Demonstrations at Nu Colour Application Workshops.

         6. Consulting Agreement dated November 29, 1998 by and between Nu Skin USA and Sherry Drabner. Contract amount is $500 per day for Demonstrations at NU COLOUR Application Workshops.

         7. Consulting Agreement dated November 27, 1998 by and between Nu Skin USA and Susan Markey. Contract amount is $500 per day for Demonstrations at NU COLOUR Application Workshops.

         8. Consulting Agreement dated December 3, 1998 by and between Nu Skin USA and Marianne Thompson. Contract amount is $500 per day for Demonstrations at NU COLOUR Application Workshops.

         9. Consulting Agreement dated November 28, 1998 by and between Nu Skin USA and Kathy Eckenbrecht. Contract amount is $500 per day for Demonstrations at NU COLOUR Application Workshops.

         10. Waiver of Objection to Use Material (undated) granted by Nu Skin USA, Inc. in favor of Lifetime Productions, Inc. Grants Lifetime Productions, Inc. rights to use Nu Skin USA footage of Christie Brinkley.

         11. Sub Lease Agreement dated November 1, 1998 by and between Nu Skin USA and Franklin Covey Co. Expires December 31, 1999. Monthly payments are $7,661.

                                   EXHIBIT "C"

                               ASSUMED LIABILITIES

                               ASSUMED LIABILITIES

         In connection with the transactions contemplated by this Agreement, Nu Skin United States will assume the following categories of Nu Skin USA's liabilities:

         Trade A/R1*

         A/P Trade*

         Accrued Payables to Vendors*

         Accrued Payables - Consigned*

         Accrued Commissions

         Accrued Gallery of Gifts Liability

         Wages/Payroll Taxes Payable*

         Accrued Sales Tax*

         Other Accrued Liabilities*

         Deferred Shipping*

         Independent Warehouses*

         Attached hereto is a balance sheet of Nu Skin USA as of January 31, 1999 showing the Nu Skin USA liabilities being assumed by Nu Skin United States.

         *  Specifically excluding all amounts that relate to the Affiliates.

            CONTRACTUAL OBLIGATIONS ASSUMED BY NU SKIN UNITED STATES

         1. Personal Services Agreement dated November 1, 1998 by and between Nu Skin USA and Final Kick Marketing Group. Expires
                  November 1, 2000. Total contract amount is $220,000, plus travel expenses.

         2. Personal Services Agreement dated December 1, 1998 by and between Nu Skin USA and Carmen Dominicci. Expires November 30, 2000. Total contact amount is $95,000, plus expenses

         3. Personal Services Agreement dated August 25, 1998 by and between Nu Skin USA and Isaac Wilson (Stray Dogs). Expires August 9, 1999. Total contract amount is $11,000, plus expenses.

         4. Consulting Agreement (undated) by and between Nu Skin USA and Gibb Dyer. Contract amount is $4,000 per month through 1999.

         5. Consulting Agreement (undated) by and between Nu Skin USA and Suzanne Barnes. Contract amount is $500 per day in Utah, $750 per day outside of Utah , for Demonstrations at Nu Colour Application Workshops.

         6. Consulting Agreement dated November 29, 1998 by and between Nu Skin USA and Sherry Drabner. Contract amount is $500 per day for Demonstrations at NU COLOUR Application Workshops.

         7. Consulting Agreement dated November 27, 1998 by and between Nu Skin USA and Susan Markey. Contract amount is $500 per day for Demonstrations at NU COLOUR Application Workshops.

         8. Consulting Agreement dated December 3, 1998 by and between Nu Skin USA and Marianne Thompson. Contract amount is $500 per day for Demonstrations at NU COLOUR Application Workshops.

         9. Consulting Agreement dated November 28, 1998 by and between Nu Skin USA and Kathy Eckenbrecht. Contract amount is $500 per day for Demonstrations at NU COLOUR Application Workshops.

         10. Waiver of Objection to Use Material (undated) granted by Nu Skin USA, Inc. in favor of Lifetime Productions, Inc. Grants Lifetime Productions, Inc. rights to use Nu Skin USA footage of Christie Brinkley.

         11. Sub Lease Agreement dated November 1, 1998 by and between Nu Skin USA and Franklin Covey Co. Expires December 31, 1999. Monthly payments are $7,661.

                                   EXHIBIT "D"

                       FORM OF BILL OF SALE AND ASSIGNMENT

                                   EXHIBIT "E"

                 FORM OF INSTRUMENT OF ASSUMPTION OF LIABILITIES

                                   EXHIBIT "F"

                  FORM OR INDEMNIFICATION LIMITATION AGREEMENT

                                   EXHIBIT "G"

                 FORM OF LEGAL OPINION OF HOLLAND & HART, L.L.P.

                                   EXHIBIT "H"

                          ALLOCATION OF PURCHASE PRICE

         The Allocation of the Purchase Price shall be agreed upon, in good faith, by Nu Skin Enterprises, Nu Skin United States, and Nu Skin USA within thirty (30) days after the Closing.

--------
         1 To the extent any such trade account receivable reflects a credit balance resulting from the issuance by Nu Skin USA of credit vouchers to its customers.